Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Steven Roy
Executive Vice President and
Chief Financial Officer
(334) 677-2108

MOVIE GALLERY EXCEEDS GUIDANCE FOR FIRST QUARTER
EARNINGS PER DILUTED SHARE

INCREASES GUIDANCE FOR FULL-YEAR 2003

DOTHAN, Ala. (May 8, 2003) – Movie Gallery, Inc. (Nasdaq: MOVI) today announced financial results for the first quarter of 2003.  Revenues increased 37.0% for the first quarter, a 13-week period ended April 6, 2003, to $168,649,000 from $123,130,000 for the first quarter of 2002, a 13-week period ended April 7, 2002.  Net income for the first quarter increased 34.5% to $13,284,000 from $9,874,000 for the first quarter of 2002.  With a 15.6% increase in weighted average shares outstanding, primarily because of the Company’s May 2002 stock offering, earnings per diluted share increased 14.3% to $0.40 for the first quarter from $0.35 for the same prior-year quarter and compared with the Company’s guidance for the quarter of at least $0.39.

Adjusted earnings per diluted share rose 31.4% to $0.46 from $0.35, compared with the Company’s latest guidance for first-quarter adjusted earnings of at least $0.45 per diluted share.  Adjusted earnings per diluted share exclude the previously announced impact of the Company’s change in accounting estimate for rental inventory and non-cash stock option compensation expense. The Company believes its calculation of adjusted earnings per diluted share and adjusted net income provides a better measure of the Company’s ongoing performance and provides better comparability to prior periods, because it excludes items not related to the Company’s ongoing operations and it is not influenced by fluctuations in the Company’s stock price.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, non-cash stock option compensation, and non-recurring items, less purchases of rental inventory exclusive of new store opening inventory) increased 44.1% for the first quarter of 2003 to $28,564,000 from $19,828,000 for the first quarter of 2002.  The Company discloses adjusted EBITDA because it is a widely accepted financial indicator in the home video retail industry of a company’s ability to finance its operations and meet its growth plans, assuming rental inventory is expensed upon purchase instead of being capitalized and amortized.  This measure is also used by Movie Gallery internally to make new store and acquisition investment decisions and to calculate awards under incentive based compensation programs.

Movie Gallery, Inc. • 900 West Main Street • Dothan, Alabama 36301 • (334) 677-2108 • www.moviegallery.com

For more information on the reconciliation of actual and adjusted results for the first quarter of 2003 and 2002, see the Unaudited Financial Highlights on page 4 of this release.

“We are very pleased with the Company’s first-quarter performance,” said Joe Malugen, Chairman and Chief Executive Officer of Movie Gallery, “with adjusted earnings per diluted share exceeding our original guidance for the quarter of $0.40 to $0.43.  Our growth for the quarter was primarily driven by the 24.4% expansion of our operating base to 1,823 stores at the end of the first quarter from 1,465 at the end of the first quarter of 2002.  During the first quarter, Movie Gallery opened 37 internally developed stores, acquired 20 stores and closed 18 stores.

“Our first-quarter growth also reflects the 10.5% increase we achieved in same-store revenue, our largest same-store revenue increase as a public company.  A number of factors contributed to this increase in same-store revenues.  The continued growth in the DVD format resulted in the expansion of DVD rental revenue as a percentage of total movie rental revenue to 49%, compared with a little more than 40% for the fourth quarter last year.  In addition, the Company’s recent incremental investment in popular catalog DVD titles and a strong home video release calendar in the first quarter helped drive DVD rental and sell-through volume versus the first quarter of 2002.  We also attribute our same-store revenue growth for the first quarter to improved game rental revenues and to favorable winter weather in late February and early March in many of our markets compared to the previous year.  Finally, the former Video Update stores acquired in December 2001 continue to contribute above average revenue increases due to market share gains resulting from increased product availability and improved customer service.

“Based on a number of factors, including our first quarter performance, our store opening plans for the year and assumed same-store revenue growth for full-year 2003 of 2% to 5%, we today have increased our guidance for 2003 revenues to a range of $645 million to $665 million from our earlier guidance of $635 million to $655 million.  In addition, we are also increasing our guidance for adjusted earnings per diluted share for 2003 to a range of $1.41 to $1.48 from our earlier guidance of $1.34 to $1.44.  Adjusted earnings per diluted share for the second, third and fourth quarters of 2003 are expected to be in ranges of $0.26 to $0.29, $0.24 to $0.26 and $0.45 to $0.47, respectively.  These annual and quarterly estimates do not include non-cash expense of $0.11 per diluted share for the full year ($0.03, $0.02 and $0.01 per diluted share for the second, third and fourth quarters, respectively) related to the change in accounting estimate for rental inventory that occurred in the fourth quarter of 2002, or any non-cash stock option compensation.  The comparable GAAP measurements for earnings per diluted share for 2003 and each of the second, third and fourth quarters of 2003 depend on future stock option exercises and the Company’s share price, which will not be available until after the completion of each applicable period.

Mr. Malugen concluded, “We continue to see ample opportunity to expand the Movie Gallery concept through proven growth strategies in our core rural and secondary markets, our highly experienced management team and our strong financial position.  Through these assets, we have built an acknowledged position as the leading provider of home video entertainment in our highly fragmented markets.  We are confident that we have the resources to strengthen this leadership position.”

Movie Gallery will hold a conference call to discuss this release today at 11:00 a.m. Eastern time.  Investors will have the opportunity to listen to the conference call over the Internet by going to www.moviegallery.com and clicking Investor Relations or by going to the following web sites – www.streetevents.com or www.companyboardroom.com - at least 15 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on May 15, 2003.

To take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon the Company’s current intent, estimates, expectations and projections and involve a number of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company’s SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 5, 2003.  In addition to the potential effect of these ongoing factors, the Company will not achieve its financial estimates for the second quarter and full year of 2003 if, among other factors, (i) same-store revenues are less than projected; (ii) the increase in the sale of new movies negatively impacts rental revenue; (iii) the number of new store openings during the year is less than expected; (iv) the Company’s actual expenses differ from estimates and expectations; (v) consumer demand for movies and games is less than expected; (vi) the availability of movies and games is less than expected; or (vii) competitive pressures are greater than anticipated.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Movie Gallery currently owns and operates a total of 1,875 video specialty stores located in 44 states and seven Canadian provinces.  Movie Gallery is the leading home video specialty retailer primarily focused on rural and secondary markets.

MOVIE GALLERY, INC.

Unaudited Financial Highlights

(In thousands, except per share data)

	Thirteen Weeks Ended
	April 7, 2002	April 6, 2003
Revenues	$123,130	$168,649

Net income	$9,874	$13,284
Plus reconciling items (after tax):
Stock option compensation	118	281
Amortization policy change	—	1,547
Adjusted net income	$9,992	$15,112

Net income per diluted share	$0.35	$0.40
Adjusted net income per diluted share	$0.35	$0.46
Weighted average diluted shares outstanding	28,616	33,084

Adjusted EBITDA:
Operating income	$16,869	$22,239
Rental inventory amortization and non-cash cost of rental inventory sold	22,596	35,775
Depreciation and intangibles amortization	4,720	5,323
Stock option compensation	197	469
Purchases of rental inventory	(25,829)	(42,387)
DVD catalog investment	—	5,421
New store rental inventory purchases	1,275	1,724
Adjusted EBITDA	$19,828	$28,564

MOVIE GALLERY, INC.

Consolidated Balance Sheets

(dollars in thousands)

	January 5, 2003	April 6, 2003
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,526	$34,532
Merchandise inventory	18,646	18,636
Prepaid expenses	1,533	1,799
Store supplies and other	7,585	8,851
Total current assets	67,290	63,818

Rental inventory, net	82,880	90,167
Property, furnishings and equipment, net	86,993	92,993
Goodwill	116,119	118,347
Other intangibles, net	6,677	7,053
Deposits and other assets	3,615	4,339
Total assets	$363,574	$376,717

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$66,996	$60,002
Accrued liabilities	23,524	26,713
Deferred revenue	9,636	8,331
Deferred income taxes	742	1,278
Total current liabilities	100,898	96,324

Other accrued liabilities	249	259
Deferred income taxes	3,376	5,766

Stockholders’ equity:
Preferred stock, $.10 par value; 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value; 65,000,000 shares authorized, 32,061,871 and 32,143,690 shares issued and outstanding, respectively	32	32
Additional paid-in capital	216,631	217,607
Retained earnings	42,647	55,931
Accumulated other comprehensive income (loss)	(259)	798
Total stockholders’ equity	259,051	274,368
Total liabilities and stockholders’ equity	$363,574	$376,717

MOVIE GALLERY, INC.

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended
	April 7, 2002	April 6, 2003

Revenues:
Rentals	$116,418	$153,181
Product sales	6,712	15,468
Total revenues	123,130	168,649

Cost of sales:
Cost of rental revenues	31,757	47,584
Cost of product sales	4,540	12,671
Gross margin	86,833	108,394

Operating costs and expenses:
Store operating expenses	59,840	74,484
General and administrative	9,590	10,776
Amortization of intangibles	337	426
Stock option compensation	197	469
Operating income	16,869	22,239

Interest expense, net	(446)	(99)
Income before income taxes	16,423	22,140
Income taxes	6,549	8,856
Net income	$9,874	$13,284

Net income per share:
Basic	$0.36	$0.41
Diluted	$0.35	$0.40

Weighted average shares outstanding:
Basic	27,325	32,097
Diluted	28,616	33,084

MOVIE GALLERY, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Thirteen Weeks Ended
	April 7, 2002	April 6, 2003
Operating activities:
Net income	$9,874	$13,284
Adjustments to reconcile net income to net cash provided by operating activities:
Rental inventory amortization and non-cash cost of rental inventory sold	22,596	35,775
Depreciation and intangibles amortization	4,720	5,323
Stock option compensation	197	469
Tax benefit of stock options exercised	1,011	382
Deferred income taxes	5,090	2,926
Changes in operating assets and liabilities:
Merchandise inventory	(119)	59
Other current assets	653	(1,518)
Deposits and other assets	(842)	(724)
Accounts payable	(4,255)	(6,994)
Accrued liabilities and deferred revenue	(2,942)	1,676
Net cash provided by operating activities	35,983	50,658

Investing activities:
Business acquisitions	(11,894)	(3,725)
Purchases of rental inventory	(25,829)	(42,387)
Purchases of property, furnishings and equipment	(6,061)	(10,722)
Net cash used in investing activities	(43,784)	(56,834)

Financing activities:
Proceeds from exercise of stock options	349	125
Net proceeds from long-term debt	11,500	—
Net cash provided by financing activities	11,849	125

Effect of exchange rate changes on cash and cash equivalents	17	1,057

Increase (decrease) in cash and cash equivalents	4,065	(4,994)
Cash and cash equivalents at beginning of period	16,349	39,526
Cash and cash equivalents at end of period	$20,414	$34,532